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EXHIBIT 8.--TAX OPINION OF BINGHAM SUMMERS WELSH & SPILMAN





                                                                    June 1, 1995

Board of Directors
Bright Financial Services, Inc.
4 East Main Street
Flora, Indiana  46929

Board of Directors
First Financial Bancorp.
300 High Street
P.O. Box 476
Hamilton, Ohio  45012-0476

                 Re: Merger of Bright Financial Services, Inc. with and into First Financial Bancorp.

Ladies and Gentlemen:

         We have acted as special counsel to Bright Financial Services, Inc., an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956 ("BFS"), in connection with the proposed merger of BFS with and into First Financial Bancorp., an Ohio corporation registered as a bank holding company under the Bank Holding Company Act of 1956, and a savings and loan holding company under the Savings and Loan Holding Company Act ("FFB"), pursuant to the terms of the Plan and Agreement of Merger between First Financial Bancorp. and Bright Financial Services, Inc., dated February 20, 1995 ("Merger Agreement"), as described in the Registration Statement on Form S-4 to be filed by FFB with the Securities and Exchange Commission on June 1, 1995 ("Registration Statement").

         This opinion is being rendered as required by Section 13 of the Merger Agreement. All capitalized terms herein, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In Connection with this opinion, we have relied on and have examined, and we are familiar with originals or copies of,



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Board of Directors
June 1, 1995
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certified or otherwise identified to our satisfaction, the (i) Merger
Agreement, the (ii) Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us prior to the effective time of the Merger of certain written representations and covenants of BFS and FFB, the accuracy and truthfulness of which we shall assume and rely upon without investigation.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, provided that the merger of BFS with and into FFB qualifies as a statutory merger under applicable state law, and assuming that (i) after the transaction, FFB, as successor of BFS, will hold substantially all of its assets, and that (ii) in the transaction, the BFS shareholders will exchange an amount of stock constituting majority control of BFS solely for FFB Common Stock, we are of the opinion that the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that BFS and FFB will each be a party to the reorganization within the meaning of Section 368(b) of the Code. As a reorganization under Section 368(a)(1)(A) of the Code, the Merger will have the following federal income tax consequences for BFS shareholders, BFS, and FFB:

                 1. No gain or loss will be recognized by BFS shareholders who exchange all of their BFS Common Stock for FFB Common Stock pursuant to the Merger, except to the extent of gain or loss attributable to any cash received in lieu of receipt of a fractional share of FFB Common Stock.

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Board of Directors
June 1, 1995
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                 2.       The basis of FFB Common Stock (including deemed
         fractional share interests) received by BFS shareholders who exchange all of their BFS Common Stock for FFB Common Stock will be the same as the basis of the BFS Common Stock surrendered in exchange therefor.

                 3. The holding period of the FFB Common Stock received by the BFS shareholders (including deemed fractional share interests) who exchange all of their BFS Common Stock for FFB Common Stock will include the period during which the BFS Common Stock was held, provided the BFS Common Stock was held as a capital asset on the date of the exchange.

                 4. Where a cash payment is received by a BFS shareholder in lieu of fractional shares of FFB Common Stock, the cash payment will be treated as a distribution in redemption of the deemed fractional share interest by FFB, subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under Section 302(a) of the Code, such shareholder will recognize a capital gain or loss provided that the BFS Common Stock was held as a capital asset on the date of the Merger.

                 5. Any BFS shareholder who perfects dissenter's rights and receives solely cash in exchange for such shareholder's BFS Common Stock shall be treated as having received such cash as a distribution in redemption of the BFS Common Stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, such BFS shareholder owns no FFB Common Stock, either directly or through the application of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the cash will be treated as a distribution in full payment and exchange for the BFS Common Stock as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or loss (subject to any applicable limitations of the Code) will be realized and recognized by such BFS shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the BFS Common Stock surrendered in exchange therefor.


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Board of Directors
June 1, 1995
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                 6.       No gain or loss will be recognized by BFS or FFB in
         connection with the transaction.

                 7. The basis of the assets of BFS acquired by FFB in the Merger will be the same as the basis of such assets in the hands of BFS immediately prior to the Merger.

         The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of this transaction under the income tax laws of any state or other taxing jurisdictions. We assume no obligation to advise of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is addressed to you and is being furnished to you solely for your use in connection with the transaction that is the subject of the Merger Agreement. We assume no professional responsibility to any other person or entity. Accordingly, the opinions expressed herein are not to be utilized or quoted by, delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority, or for any other purpose, without the prior written consent of this Firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   BINGHAM SUMMERS WELSH & SPILMAN